Exhibit 4(b)

DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of October 27, 2021, Acuity Brands, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”): (1) our common stock; and (2) the 2.150% Notes due 2030.
Description of Common Stock
The following summary of certain terms of the common stock of Acuity Brands, Inc. (as used in this section, “we,” “our,” “us,” “Acuity,” the “Company,” or other such similar references) describes material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the forms of which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4(d) is also included, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”).
Authorized Capital Stock
Under our Articles of Incorporation, the total number of shares of all classes of stock that we have the authority to issue is 550,000,000, of which 500,000,000 are shares of common stock, par value $.01 per share, and 50,000,000 are shares of preferred stock, par value $.01 per share. Our outstanding shares are fully paid and non-assessable. Holders of shares of our common stock do not have subscription, redemption, or conversion rights. There are no sinking fund provisions applicable to our common stock.
Voting Rights
The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or provided in any resolution adopted by our Board of Directors (the “Board”) with respect to any series of preferred stock of Acuity. There are no cumulative voting rights. Accordingly, the holders of a majority of the common stock voting for the election of directors in an uncontested election can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors.
Dividend Rights
Subject to any preferential or other rights of any outstanding series of preferred stock of Acuity that may be designated by the Board, the holders of the common stock are entitled to receive ratably any dividends as may be declared from time to time by the Board from funds available.
Liquidation Rights
Subject to any preferential or other rights of any outstanding series of preferred stock of Acuity that may be designated by the Board, upon liquidation, holders of our common stock are entitled to receive pro rata all assets of Acuity available for distribution to such holders.
No Preemptive Rights
No holder of any stock of Acuity of any class have any preemptive right to subscribe to any securities of Acuity of any kind or class.
Transfer Agent and Registrar
The Transfer Agent and Registrar for Acuity is Computershare Trust Company N.A.
Preferred Stock
The Board is authorized without further stockholder approval (except as may be required by applicable law or New York Stock Exchange regulations) to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board providing for the issuance of such series and as are permitted by the DGCL. The terms and rights of any such series may include:

Exhibit 4(b)

•the designation of the series;
•the number of shares of the series, which number the Board may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;
•any dividend rights;
•any liquidation preferences;
•any redemption rights;
•any sinking fund terms;
•any conversion rights;
•any voting rights; and
•any other relative rights, preferences and limitations of such series.
Should the Board elect to exercise this authority, the rights and privileges of holders of shares of the Company’s common stock could be made subject to the rights and privileges of any such series of preferred stock. Presently, Acuity has no plans to issue any preferred stock.
Certain Anti-takeover Provisions of Acuity’s Certificate of Incorporation, Bylaws and Delaware Law
Our Certificate of Incorporation, Bylaws, and the DGCL contain certain provisions that could delay or make more difficult an acquisition of control of Acuity not approved by the Board, whether by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions, which are summarized below, could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Acuity, although such a proposal, if made, might be considered desirable by a majority of Acuity’s stockholders.
Election and Removal of Directors. Our Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 80% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board (other than vacancies and newly created directorships which the holders of any class or classes of stock are expressly entitled by the Certificate of Incorporation to fill), may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders). This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.
Stockholder Action, Advance Notification of Stockholder Nominations, and Proposals. Our Certificate of Incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders and that stockholders may not act by written consent. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by resolution adopted by the whole Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting of stockholders.
Our Bylaws establish advance notice procedures for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, these procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must contain certain information specified in our Bylaws.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Authorized but Unissued Capital Stock. The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, or otherwise. For example, if in the due exercise of its fiduciary

Exhibit 4(b)

obligations, the Board were to determine that a takeover proposal is not in the best interests of us or our stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.
Amendment to Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of the Board or, in addition to any other vote otherwise required by law, the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.
Additionally, the approval by holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock entitled to vote on such matter, voting together as a single class, is required to amend or repeal or to adopt any provision inconsistent with Article V, Article VII, Article VIII, Article X or Article XI of our Certificate of Incorporation. These provisions may have the effect of deferring, delaying, or discouraging the removal of any anti-takeover defenses provided for in our Certificate of Incorporation and our Bylaws.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise.
Delaware Takeover Statute. We are subject to the provisions of Section 203 of the DGCL and have adopted additional provisions in our Certificate of Incorporation for the approval, adoption, or authorization of business combinations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Pursuant to our Certificate of Incorporation, a “business combination” with an “interested person” requires the affirmative vote or consent of the holders of a majority of the shares of stock entitled to vote in elections of directors, which are not beneficially owned, directly or indirectly, by such interested person. This voting requirement will not be applicable if certain conditions described in our Bylaws are met with respect to a particular business combination.
Our Certificate of Incorporation defines a “business combination” as (a) any merger or consolidation of Acuity or any of its subsidiaries with or into any interested person (regardless of the identity of the surviving corporation); (b) any sale, lease, or other disposition of all or any substantial part of the assets of Acuity or any of its subsidiaries to any interested person for cash or securities or both; or (c) any issuance or delivery of securities of Acuity or any of its subsidiaries (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion, or by contract) to an interested person in consideration for or in exchange of any securities or other property (including cash).

Exhibit 4(b)

An “interested person” is defined in our Certificate of Incorporation as any person who beneficially owns, directly or indirectly, 5% or more of the shares of stock of Acuity entitled to vote in elections of directors at the relevant record date.
Limitations of Liability and Indemnification Matters
Our Bylaws limit the liability of our directors to the fullest extent permitted by applicable law and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new director or executive officer.
Description of Notes
The following description of the terms of the 2.150% Notes due 2030 (the “notes”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the Indenture (as defined below). The Indenture is filed as an exhibit to our most recent Annual Report on Form 10-K with the United States Securities and Exchange Commission, and incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the Indenture, as applicable. As used in this section, the terms “we,” “our,” “us” and “Company” refer solely to Acuity Brands Lighting, Inc. (and not to its parent or subsidiaries or affiliates) and any person that succeeds thereto, and is substituted therefor, under the terms of the Indenture. This description does not restate the Indenture in its entirety. We urge you to read the Indenture for additional information.
General
The notes and the guarantees were issued under an indenture dated November 10, 2020 between Acuity Brands Lighting, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture among the Company, the Guarantors and the Trustee, and an officer’s certificate of certain authorized officers of the Company setting forth the final terms of the notes (together, the “Indenture”).
The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The Company issued the notes in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The Trustee will initially act as registrar, transfer agent and paying agent for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Trustee. The Company may change the registrar and any transfer agent or paying agent without notice to the Holders. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in Atlanta, Georgia.
Guarantees
The notes are fully and unconditionally guaranteed by Acuity Parent and ABL IP Holding. The guarantees are senior unsecured obligations of the Guarantors and rank equal with the Guarantors’ senior unsecured debt from time to time outstanding, unless the Guarantors are required by the covenant described under “—Certain Covenants—Limitations on Liens” below to secure the guarantees. The aggregate amount of obligations guaranteed will be reduced to the extent necessary to prevent violation of, or becoming voidable under, applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors generally.
The guarantee of ABL IP Holding will be released:
(1)in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of all or substantially all of the properties or assets of ABL IP Holding (including by way of merger, consolidation, amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Acuity Parent or a Subsidiary of Acuity Parent;
(2)in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of Capital Stock of ABL IP Holding by way of merger, consolidation, amalgamation or otherwise after which the applicable Guarantor is no longer a Subsidiary of the Acuity Parent; or
(3)upon defeasance or satisfaction and discharge of the Indenture as provided below under the caption “—Satisfaction, Discharge and Defeasance”.
Principal, Maturity and Interest

Exhibit 4(b)

The Company issued $500,000,000 aggregate principal amount of the notes. The notes will mature on December 15, 2030. Interest on the notes accrues at the rate of 2.150% per year. Interest on the notes will be payable semi-annually in arrears on each June 15 and December 15, to the persons who are registered Holders at the close of business on June 1 and December 1, whether or not a business day, immediately preceding the applicable interest payment date.
Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, Redemption Date (as defined below), repurchase date or maturity date falls on a day that is not a business day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.
The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, repurchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes offered hereby; and the Company will pay interest (including post- petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods) on the notes offered hereby from time to time on demand at the same rate to the extent lawful.
Further Issues
The Company may from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby and have the same terms as to status, redemption and otherwise as the notes offered hereby.
Listing
The notes are not listed on any securities exchange.
Ranking
The notes are the Company’s senior unsecured obligations and:
•rank equally with all of the Company’s existing and future senior unsecured indebtedness;
•rank senior to all of the Company’s future subordinated indebtedness;
•are effectively subordinated to any existing and future secured indebtedness of the Company to the extent of the collateral securing such indebtedness; and
•are structurally subordinated to indebtedness of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding).
The guarantees are senior unsecured obligations of Acuity Parent and ABL IP Holding and:
•rank equally with all of the Guarantors’ existing and future senior unsecured indebtedness;
•rank senior to all of the Guarantors’ future subordinated indebtedness; and
•are effectively subordinated to any future secured indebtedness of the Guarantors to the extent of the collateral securing such indebtedness.
Optional Redemption
Prior to September 15, 2030 (the “Par Call Date”) (which is three months prior to the maturity date of the notes), the notes are redeemable, in whole or in part, at the Company’s option, at any time or from time to time prior to maturity on at least 10 days’, but not more than 60 days’, prior notice mailed or electronically delivered to the registered address of each Holder (the “Redemption Date”). The redemption price will be equal to the greater of:
•100% of the principal amount of the notes to be redeemed; and

Exhibit 4(b)

•the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, accrued interest thereon to, but excluding, the Redemption Date.ion Date.
In addition, on or after the Par Call Date, we have the right to redeem the notes, at our option, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
For purposes of the optional redemption provisions of the notes, the following terms are applicable:
“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming that such notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes (assuming that such notes matured on the Par Call Date).
“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us. “Reference Treasury Dealer” means BofA Securities, Inc. and J.P. Morgan Securities LLC and their respective affiliates, and their respective successors and up to two other nationally recognized investment banking firms that are a primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) as selected by us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such Redemption Date.
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related Redemption Date (calculated as if such notes matured on the Par Call Date) but for the redemption. If that Redemption Date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the Redemption Date.
“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi- annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
On and after any Redemption Date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before any Redemption Date, the Company will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed on that date.
Selection and Notice of Redemption
In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed or electronically delivered at least 10 but not more than 60 days before such redemption date to each Holder of notes to be redeemed. Notice of any redemption of notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more

Exhibit 4(b)

conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.
We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent.
If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after any Redemption Date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent or the Trustee funds in satisfaction of the applicable redemption price.
Offer to Repurchase Upon Change of Control Triggering Event
If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the notes as described above, the Company is required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”).
Within 30 days following any Change of Control Triggering Event, the Company is required to mail or electronically deliver a notice to Holders, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The Company must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.
On the Change of Control Payment Date, the Company is required, to the extent lawful, to:
•accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased by it.
The paying agent is required to promptly mail or deliver, to each Holder who properly tendered notes, the repurchase price for such notes, and the Trustee will be required to promptly authenticate and mail or deliver (or cause to be transferred by book-entry) to each such Holder a new note equal in principal amount to any unrepurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.
The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption relating to the redemption of all of the notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption” and, in the event that such redemption is subject to one or more conditions precedent, such conditions have been satisfied or waived. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, the Company

Exhibit 4(b)

will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
For purposes of the repurchase provisions of the notes, the following terms are applicable:
“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Acuity Parent and its subsidiaries, taken as a whole, to one or more persons, other than to Acuity Parent or one of its subsidiaries; (2) the Company becomes aware of the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of Acuity Parent’s Voting Stock (as defined below); (3) Acuity Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Acuity Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Acuity Parent or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Acuity Parent’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to Acuity Parent’s liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.
“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement of the Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change; provided that if a Rating Agency making such a reduction in rating publicly announces or confirms or informs the Trustee in writing at the Company’s request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at such time) no Change of Control Triggering Event shall be deemed to have occurred. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by Acuity Parent (as certified by a resolution of its board of directors) as a replacement for Moody’s or S&P, or both of them, as the case may be.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The definition of “Change of Control” includes a clause relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Acuity Parent and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Acuity Parent and its subsidiaries taken as a whole to another person may be uncertain in some circumstances.

Exhibit 4(b)

Mandatory Redemption; Open Market Purchases
The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.
Certain Covenants
The Indenture contains, among others, the following covenants:
Limitations on Liens
Acuity Parent will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon a Principal Property or upon any Capital Stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the notes shall be secured equally and ratably with (or, at the option of Acuity Parent, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:
(1)Liens existing on the Issue Date or provided for under the terms of agreements existing on the Issue Date;
(2)Liens on property or assets of a person existing at the time it becomes a Subsidiary, securing Indebtedness of such person; provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any property or assets other than those of the person becoming a Subsidiary;
(3)Liens on property or assets of a person existing at the time such person is merged into or consolidated with Acuity Parent or any Restricted Subsidiary, or at the time of a sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of a person to Acuity Parent or any Restricted Subsidiary; provided that such Lien was not incurred in anticipation of the merger, amalgamation, arrangement, consolidation, sale, lease, transfer, conveyance, other disposition or other such transaction by which such person was merged into or consolidated with Acuity Parent or any Restricted Subsidiary;
(4)Liens on property or assets securing (1) all or any portion of the cost of acquiring, constructing, altering, developing, expanding, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with the property of Acuity Parent or any Restricted Subsidiary or (2) Indebtedness incurred by Acuity Parent or any Restricted Subsidiary to provide funds for the activities set forth in clause (1) above.
(5)Liens in favor of Acuity Parent or one or more Restricted Subsidiaries;
(6)Liens on any property or assets securing (1) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other form of industrial revenue bond financing or (2) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;
(7)Liens for taxes, assessments or government charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on Acuity Parent’s or any Restricted Subsidiary’s books to the extent required by generally accepted accounting principles;
(8)Lien arising out of consignment or similar arrangements for the sale by Acuity Parent or any Restricted Subsidiaries of goods through third parties in the ordinary course of business;
(9)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(10) Liens imposed by law, such as landlord’s, wage earners’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business of Acuity Parent or any Restricted Subsidiary that are not more than 60 days past due or that are being contested in good faith by appropriate proceedings;
(11) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

Exhibit 4(b)

(12) Liens arising under the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules or regulations promulgated thereunder to secure current service pension liabilities as they are incurred under the provisions of the benefit plans of Acuity Parent and its Restricted Subsidiaries;
(13) (i) Liens in favor of a trustee with respect to any pension, retirement, deferred compensation, 401(k), or other benefit plan of the Acuity Parent or any Restricted Subsidiary; (ii) Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (iii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Acuity Parent or any Restricted Subsidiary in respect of such obligations.;
(14) utility easements, building restrictions, zoning restrictions, rights-of-way and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of business of Acuity Parent or any Restricted Subsidiary;
(15) Liens arising under operating agreements or similar agreements entered into in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;
(16) Liens on personal property (excluding the Capital Stock of any Restricted Subsidiary) securing Indebtedness of Acuity Parent or any Restricted Subsidiary, other than Indebtedness that matures more than 12 months after its creation, incurred in the ordinary course of business;
(17) Liens that secure a judgment or other court-ordered award or settlement as to which the Acuity Parent or any Restricted Subsidiary has not exhausted its appellate rights;
(18) Liens to secure Hedging Obligations;
(19) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property that secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premium, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding); and
(20) Liens in favor of the trustee for amounts payable to the trustee under the Indenture.
Notwithstanding the restrictions in the preceding paragraph, Acuity Parent and the Restricted Subsidiaries are permitted to incur Indebtedness, secured by Liens otherwise prohibited by this covenant, which, together with the value of Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Lease-Back Transactions” covenant below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.
Limitation on Sale and Lease-Back Transactions
Acuity Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease- Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between Acuity Parent and one of the Restricted Subsidiaries or between the Restricted Subsidiaries, unless:
(1)Acuity Parent or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the “—Limitation on Liens” covenant above; or
(2)the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by Acuity Parent’s board of directors) and Acuity Parent or such Restricted Subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 12 months of such Sale and Lease-Back Transaction to any (or a combination) of:
(a)the prepayment or retirement of the notes;

Exhibit 4(b)

(b)the prepayment, retirement or defeasance (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of Acuity Parent or of one of the Restricted Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to Acuity Parent or one of the Restricted Subsidiaries) that matures more than 12 months after its creation; or
(c)the acquisition, construction, alteration, development, expansion, improvement or repair of other property used or to be used in the ordinary course of business of Acuity Parent or a Restricted Subsidiary; provided, that for purposes of this clause (c), any amounts expended to acquire, construct, alter, develop, expand, improve or repair such other property during the six months preceding such Sale and Lease-Back Transaction may also be applied as a credit against the net proceeds from the Sale and Lease-Back Transaction.
Notwithstanding the restrictions in the preceding paragraph, Acuity Parent and the Restricted Subsidiaries are permitted to enter into Sale and Lease-Back Transactions otherwise prohibited by this covenant, which, together with all Indebtedness outstanding pursuant to the second paragraph of the “—Limitation on Liens” covenant above, do not exceed 15% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Lease-Back Transaction.
Limitation on Mergers and Other Transactions
The Company may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any person or persons unless:
(1)the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;
(2)the successor corporation assumes by supplemental indenture all of the obligations of the Company under the Indenture;
(3)immediately after giving effect to the transaction, no event of default will have occurred and be continuing; and
(4)an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.
Acuity Parent may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose its properties substantially as an entirety to any person or persons unless:
(1)the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;
(2)the successor corporation assumes by supplemental indenture all of Acuity Parent’s obligations under the Indenture, including as guarantor;
(3)immediately after giving effect to the transaction, no event of default will have occurred and be continuing; and
(4)an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.
The restrictions above shall not be applicable to:
•the merger, amalgamation, arrangement or consolidation of the Company or Acuity Parent with an affiliate of Acuity Parent if Acuity Parent’s board of directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert the form of organization to another form; or
•the merger of the Company or Acuity Parent with or into a single direct or indirect wholly owned subsidiary of Acuity Parent pursuant to Section 251(g) (or any successor provision) of the Delaware General Corporation Law.
In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to,

Exhibit 4(b)

and be substituted for, the Company or Acuity Parent, as the case may be, under the Indenture and, subject to the terms of the Indenture, the Company or Acuity Parent, as the case may be, will be released from its obligations under the Indenture. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate person hereunder (and each division of any limited liability company or any limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a person or entity).
Events of Default
The following are “Events of Default” with respect to the notes:
(1)the failure to pay interest on the notes when the same becomes due and payable, and the Default continues for a period of 30 days;
(2)the failure to pay the principal (or premium, if any) of the notes, when such principal (or premium, if any) becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;
(3)a Default in the observance or performance of any other covenant or agreement contained in the Indenture, and the Default continues for a period of 90 days after the Company receives written notice specifying the Default (and demanding that such Default be remedied) from the Trustee or the Holders holding at least 25% of the outstanding principal amount of the notes;
(4)failure to pay at maturity, or upon acceleration of, any Indebtedness of Acuity Parent, the Company and/ or any Significant Subsidiary of Acuity Parent at any one time in an amount in excess of $50.0 million, if the Indebtedness is not discharged or the acceleration is not annulled within 90 days after written notice to the Company by the Trustee or the Holders holding at least 25% in principal amount of the outstanding notes;
(5)except as permitted by the Indenture, any guarantee of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor denies or disaffirms its obligations under its guarantee of the notes; or
(6)certain events of bankruptcy or insolvency affecting Acuity Parent, the Company or any Significant Subsidiary of Acuity Parent.
If an Event of Default (other than an Event of Default specified in clause (5) above), shall occur and be continuing, the Trustee or the Holders holding at least 25% of the principal amount of the notes may declare the principal of and accrued interest on the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.
Notwithstanding the foregoing, if an Event of Default specified in clause (5) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders holding a majority in principal amount of the notes may rescind and cancel such declaration and its consequences if:
(1)the rescission would not conflict with any judgment or decree;
(2)all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(3)to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and
(4)the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

Exhibit 4(b)

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto. Holders holding a majority in principal amount of the notes may waive any existing Default or Event of Default and its consequences, except a Default in the payment of the principal of or interest on the notes.
Holders may not enforce the Indenture except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders. No Holder shall have any right to institute any proceeding with respect to any remedy available under the Indenture unless such Holder or Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders holding a majority in the principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Nothing herein shall impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to the notes.
The Company will be required to provide an officer’s certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.
No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders
No director, officer, employee, incorporator, agent, stockholder, member or affiliate of Acuity Parent or any of its Subsidiaries, as such, shall have any liability for any obligations of Acuity Parent or any of its Subsidiaries under the notes, the guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.
Certain Definitions
The following is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.
“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the present value of the total net amount of rent (for the avoidance of doubt, “net amount of rent” excludes amounts required to be paid on account of maintenance and repairs, reconstruction insurance, taxes, assessments, water rates and similar charges and contingent rates, such as those based on net sales) required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
“Capital Stock” means:
(1)with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and
(2)with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.
“Consolidated Net Tangible Assets” means, as of any date on which Acuity Parent or a Restricted Subsidiary effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (1) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (2) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of

Exhibit 4(b)

Acuity Parent and its subsidiaries and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.
“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
“Hedging Obligations” means:
(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)other agreements or arrangements designed to manage interest rates or interest rate risk;
(3)other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and
(4)other agreements or arrangements designed to protect against fluctuations in equity prices.
“Indebtedness” means with respect to any person, without duplication:
(1)all obligations of such person for borrowed money; and
(2)all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.
“Issue Date” means the date of original issuance of the notes but not any additional debt securities.
“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.
“Principal Property” means any manufacturing plant or facility located within the United States of America (other than its territories or possessions) owned by Acuity Parent or any Restricted Subsidiary which in the good faith opinion of Acuity Parent’s board of directors, is of material importance to the total business conducted by Acuity Parent and the Restricted Subsidiaries as a whole.
“Restricted Subsidiary” means any Subsidiary of Acuity Parent (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America (not including its territories and possessions) and (2) that owns a Principal Property; provided that the term “Restricted Subsidiary” will not include any Subsidiary that is principally engaged in financing the operations of Acuity Parent, or its Subsidiaries, or both, outside of the United States of America.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us to such person.
“Significant Subsidiaries” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.
“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which Acuity Parent and/or one or more of its Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.
Modification of the Indenture
From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture and the terms of the notes for certain specified purposes, including:
(1)to cure any ambiguity, omission, defect or inconsistency;
(2)to provide for uncertificated notes in addition to or in place of certificated notes;
(3)to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(4)to evidence and provide for the acceptance of appointment by a successor Trustee;

Exhibit 4(b)

(5)to conform the terms of the Indenture, the notes and/or the guarantees to any provision or other description of the notes or guarantees, as the case may be, contained in this prospectus supplement;
(6)to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Company’s or the Guarantors’ obligations under the Indenture and the notes, in each case in compliance with the provisions thereof;
(7)to provide for the issuance of any additional notes under the Indenture;
(8)to comply with the rules of any applicable securities depository;
(9)to make any change that would provide any additional rights or benefits to the Holders (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the Trustee, add to the Company’s covenants for the benefit of the Holders, add any additional events of default for the notes, or surrender any right or power conferred upon the Company or the Guarantors) or that does not adversely affect the legal rights hereunder of any Holder in any material respect;
(10)change or eliminate any restrictions on the payment of principal or premium, if any, on notes in registered form; provided that any such action shall not adversely affect the interests of the Holders in any material respect; or
(11)supplement any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the Indenture; provided that such action shall not adversely affect the interests of any of the Holders in any material respect.
In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders holding a majority in principal amount of all then outstanding notes, except that, without the consent of each Holder, no amendment may:
(1)reduce the principal amount of outstanding notes whose Holders must consent to an amendment;
(2)reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;
(3)reduce the principal of, change or have the effect of changing the fixed maturity of the notes, or change the date on which the notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;
(4)make the notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the Indenture;
(5)make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders holding a majority in principal amount of the notes to waive Defaults or Events of Default;
(6)make any change to or modify in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantors under the guarantees;
(7)make any change to or modify the ranking of the notes that would adversely affect the Holders; or
(8)make any change in these amendment and waiver provisions.
Satisfaction, Discharge and Defeasance
The Company and the Guarantors may terminate their obligations under the Indenture, when:
(1)either:
(a)all the notes that have been authenticated and delivered have been delivered to the Trustee for cancellation; or
(b)all the notes issued that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the Company’s name and at the Company’s

Exhibit 4(b)

expense, and the Company has deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire Indebtedness on the notes to pay principal (and premium, if any), interest and any additional amounts;
(2)the Company has paid or caused to be paid all other sums then due and payable under the Indenture; and
(3)the Company has delivered to the Trustee an officer’s certificate or an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
The Company and the Guarantors may elect to have their obligations under the Indenture discharged with respect to the outstanding notes (“legal defeasance”). Legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all of its obligations under the notes and the Indenture, except for:
(1)the rights of holders of the notes to receive principal (and premium, if any), interest, if any, on the notes and any additional amounts when due;
(2)the Company’s obligations with respect to the notes concerning the issuance of temporary notes; registration and transfer of notes; replacement of mutilated, destroyed, lost or stolen notes; compensation of the Trustee from time to time for its services rendered under the Indenture; maintenance of an office or agency for payment; and holding in trust sums sufficient for the payment of additional amounts, if any;
(3)the rights, powers, trusts, duties and immunities of the Trustee; and
(4)the legal defeasance provisions of the Indenture.
In addition, the Company and the Guarantors may elect to have their obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an event of default.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:
(1)the Company or the Guarantors must irrevocably have deposited or caused to be deposited with the Trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders:
(a)money in dollars or in such foreign currency in which the notes are payable in at stated maturity;
(b)non-callable U.S. government obligations; or
(c)a combination of money and non-callable U.S. government obligations, in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of (and premium, if any) and interest on the outstanding notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the notes. Before such deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of any notes at a future date in accordance with any redemption provisions contained in any supplemental indenture relating to such notes, which shall be given effect in applying the foregoing;
(2)in the case of legal defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that (i) the Company shall have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
(3)in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to the same federal income tax as would be the case if the covenant defeasance had not occurred;

Exhibit 4(b)

(4)no Event of Default or event with which notice of lapse of time or both would become an Event of Default with respect to the notes has occurred and is continuing at the time of such deposit;
(5)such legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Company’s or the Guarantors’ securities;
(6)such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company or the Guarantors are a party, or by which the Company or the Guarantors are bound;
(7)such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;
(8)such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company or the Guarantors in connection therewith; and
(9)the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.
Governing law
The Indenture provides that it, the Notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee
U.S. Bank National Association is the Trustee under the Indenture, with its corporate trust office at Global Corporate Trust Services, 1349 W. Peachtree St. NW, Ste. 1050, Atlanta, GA 30309.